UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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IBEX Limited
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# 2023 Financial Highlights

ibex.

## NASDAQ: IBEX

**FY2023 Results & Highlights**

**$523.1m** Revenue

**6.1%** Revenue Growth (YoY)

**12.1%** Normalized Revenue Growth (YoY)[1]

**$31.6m** Net Income

**6.0%** Net Income Margin

**$1.67** Diluted EPS

**$66.6m** Adj. EBITDA

**12.7%** Adj. EBITDA Margin

**$1.96** Adj. EPS

[1] Adjusting for exit of Legacy unprofitable client in Q4 FY22

## Company Facts

**31**
Global Contact Centers

**68**
Client NPS

**17%**
Work at Home Agents

**30K**
Employees

## Powerful Land & Expand with our Digital First BPO 2.0 Clients

68% CAGR in New from FY16
FY16
FY17
FY18
FY19
FY20
FY21
FY22 F
Y23

**18.5% Revenue Growth in FY23**

**77% of Total Revenues**

**68% CAGR**

**ibex Wave X Tech Stack Deployments**

**Primarily Digital & Integrated Omni-Channel Support (73%)**

## New Logo Engine: Strong Performance Winning Great Brands

New Client Cohort Data ($m) FY19-FY23
Year 1
Year 2
Year 3
New Logo in FY19
New Logo in FY20
New Logo in FY21
New Logo in FY22
New Logo in FY23

Note: Year 3 For FY22 and year 2 for FY23 are based on estimates. FY23 based on estimates and historical increases in Year 3

## Net Income Comparison

21.5m
4.4% Margin
31.6m
6.0% Margin
FY22
FY23

## Adjusted EBITDA Comparison

$44.7m
9.1% Margin
$66.6m
12.7% Margin
FY22
FY23

## Q4 FY23 Client Statistics (% of Revenue)

Top 5 Clients
37.2%
Top 10 Clients
55.4%
Top 25 Clients
80.3%
Largest Client
11.4%

- 57 clients above $1m annually up from 49 in FY22
- 29 clients above $5m annually up from 23 in FY22

**Dear Fellow Shareholders,**

I have recently completed my eighth year as CEO of ibex. From the outset, my team and I set out on a journey to transform ibex into a differentiated and disruptive provider in the Customer Experience (CX) landscape. Our vision was premised on defining and delivering unparalleled culture with leading edge technology and impactful deep analytics for our clients, which today we call Wave X and Wave X Insights. What we have created is BPO 2.0, and our goal is to be the clear leader in this space. Today, as we've grown to over 30,000 employees around the globe in 31 delivery centers across six major geographies, our journey has only just begun and continues to get more exciting.

Fiscal Year 2023 was an exceptional year for ibex. Despite significant macro-economic pressure, we delivered record results in each of our key financial metrics, while we continued to strengthen our key business fundamentals and demonstrate our unique ability to compete and consistently win against much larger competitors.

## Key FY23 Highlights (as compared to FY22):

- Increased Revenue **6%** to **$523.1 million**
- Increased Net Income **47%** to **$31.6 million**
- Increased diluted EPS **46%** to **$1.67**
- Strong Net Cash Provided by Operating Activity of **$41.9 million**
- Increased adjusted EBITDA **49%** to **$66.6 million**, a **12.7% margin**
- Increased Adjusted Net Income **42%** to **$36.9 million**
- Increased adjusted EPS **41%** to **$1.96**
- Increased Free Cash Flow 63% to **$22.9 million**
- Improved Balance sheet, ending the year with **$56.4m** of Net Cash
- Expanded our Strategic HealthTech Vertical **86%** to **11.5%** of revenue
- Delivered strong Year of new clients wins: **10 for the year**. **$35m** billed from new client launches.
- Great Client Diversification – **57 clients >$1 million** in annual revenue, up from **49**
- Digital First – **73%** of our business digital first or integrated omni-channel
- World-Class Employee Net Promoter Score: **68**
- World-Class Client Net Promoter Score: **68**

## Leading Blue Chip and Digital First Clients

Our differentiated and unique value proposition has enabled us to become a trusted partner to many of the world's top brands who share the characteristics of, and are, leaders in their respective vertical. Our ability to attract the companies who are transforming their business is a demonstration of the trust our clients have in ibex and our ability to lead them through one of the most significant times for our industry.

| | | | | | |
|---|---|---|---|---|---|
| #1 | #1 | #1 | #1 | #1 | #2 |
| Non-Emergency Medical Transportation | Financial Service for Trucking | Healthcare Payer | Healthcare | Healthcare Provider | Ridesharing App |
| #1 | #1 | #1 | #1 | #1 | #2 |
| Money Transfer | Shipping & Logistics | Gigabit Fiber Optic Internet | Technologu & E-commerce | Satellite TV Provider | Retail & E-commerce |
| #2 | #1 | #1 | #1 | #1 | #1 |
| Warehouse Club | Global Company | Web Services | Extended Warranty/ Insurance | Crypto Exchange | Cloud Based Restaurant Tech |

## Award Winning Business

Our success has not gone unnoticed. During the year, we won more than a dozen prestigious awards and recognitions for our industry leadership, culture, employee experience, and technology. These awards are a testament to the tremendous brand and reputation we have built in our industry with our employees and client partners.

- 2023 America's Greatest Workplaces for Diversity — Newsweek
- 2023 Philippines Best Employers — Philippine Daily Inquirer
- 2021 & 2022 Great Place to Work for Women in Central America and Caribbean — Great Place To Work.
- 2020, 2021 & 2022 Great Place to Work in Nicaragua — Great Place To Work.
- 2022 Barani Award (Best COVID Response) — Innovation Summit 2022
- 2022 Gold Award Best in BPO Gender Diversity — P@SHA ICT Awards
- 2022 Silver Award Top Exporter — P@SHA ICT Awards
- 2022 Globee Awards Female Executive of the Year for Julie Casteel
- 2022 & 2023 Product of the Year — CUSTOMER
- 2022 Contact Center Technology Award & Customer Experience Innovation Award for Wave X — CUSTOMER

## Invest into Business

We have leveraged our strong financial position to invest into the business to enrich our strengths and further deepen our competitive moat. At the heart of our investments are the recognition and engagement programs for our front-line agents, coupled with strategic initiatives designed to improve the efficacy and speed with which our team is able to deliver top-tier performance. The investments in recognition programs include a welcome return, post-pandemic, to regional VIPs for each of our major geographies, strengthening the bond between our best performing agents, management, and leadership teams, and investing in and giving back to the cultures and regions ibex calls home. Our strategic initiatives include the kick-off of a key project to upgrade our Enterprise Resource Planning and Human Capital Management solutions with Workday, positioning ibex for streamlined scaled growth, today, tomorrow, and for years to come.

## Shaping Our Business for the Future

As we look to the future, we remain committed to executing our growth strategy and investing in our business to become an even stronger company. While we believe that the macroeconomic environment will continue to be fluid, we believe we can continue to win and further strengthen our business both financially and structurally.

Consistency of leadership has been an important factor in our success and teamwork to date and will continue to be as we move forward. My Executive Leadership Team has been with me for the last 6+ years. With the addition of Taylor Greenwald as our new CFO, I am even more confident than ever in our ability to continue to win.

We are moving aggressively to develop the "Next wave of Wave X" by leveraging Generative AI in our business. We created our three-pronged AI strategy to continue to keep ibex at the forefront of Digital Transformation. Our solutions are focused on increasing agent productivity, providing deeper customer insights to elevate the customer experience, and putting AI in front of the customer journey with voice and chat bots. We ibex. esg

### ESG Mission:

At ibex, we believe that we are responsible for the footprint we make on the world. We are committed to adopting and maintaining good business practices, while leaving our operating communities better than we found them. By proactively addressing environmental, social, and governmental concerns, we believe ibex can live the core values that drive our decisions and determine the course for our organization.

Our ESG program is built on the principles of philanthropy, diversity, inclusion, sustainable operations, and responsible management of information and data. These programs are designed to be actively managed, well-appointed, and aligned with our chief goal to do things the R.I.T.E. Way (Respect. Integrity. Transparency. Excellence.)

### Social

- Diversity & Inclusion Initiatives to Promote Equal Opportunity
- Women of ibex
- Global Mentorship Initiative
- PRIDE Initiatives
- ibex Cares
- Community Outreach
- Idol/VIP
- Service Awards
- iVoice
- ibexology

### Environmental

- Sustainability
- Environmental Building Certifications
- Waste Reduction
- Investment in W@H
- Measure Impact of Actions

believe we are well positioned to leverage our tech leadership position and create significant value for our clients through AI.

From the beginning of our journey, my team and I have been focused on building ibex into an amazing brand. We have performed well pre-pandemic, during the pandemic, and now post-pandemic in extremely challenging markets. This team is passionate, united, and driven. We are committed to building ibex into an even bigger and better business. We are thrilled to be creating something that is truly unique and better in the CX and BPO space and look forward to sharing our progress.

**Bob Dechant**

**Governance**

- Employee Handbooks
- Cyber Security/Compliance Training
- Security/Compliance Certifications
- Whistleblower Solutions
- R.I.T.E. Way Training
- Vendor Code of Conduct

women of ibex.

**Women of ibex**

- **Inspire - Increase the Opportunities for Women at the C Level within ibex.**
- Empower - Further the Impact **of Women throughout ibex.**
- Transform - Create a Visibly Gender Diversified Culture **within ibex.**

IBEX Limited
1717 Pennsylvania Avenue NW, Suite 825
Washington, D.C. 20006

NOTICE OF ANNUAL GENERAL MEETING OF MEMBERS

To Our Shareholders:

On behalf of the Board of Directors (the “Board”) of IBEX Limited (the “Company”), we cordially invite you to attend the Company’s annual general meeting of shareholders for the fiscal year ended June 30, 2023 (the “Annual Meeting”) on December 6, 2023, at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) online via live audio webcast at www.virtualshareholdermeeting.com/IBEX2023AM for the following purposes.

Items of Business
Proposal 1 – To vote to set the number of directors of the Company at a maximum of eight directors (in accordance with customary practice for Bermuda companies and as required by the Bye-Laws of the Company);
Proposal 2 – To vote to elect the three nominees for director named in this proxy statement to hold office until the earlier of the next annual general meeting or their resignation or removal; and
Proposal 3 – To vote to approve the appointment of Deloitte & Touche LLP as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year ended June 30, 2024 (in accordance with legal requirements applicable to Bermuda companies).
Additional Items: In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Financial Statements: We will also lay before the Annual Meeting our audited financial statements for the fiscal year ended June 30, 2023 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and our Bye-laws.

Record Date: The record date for qualification of shareholders to participate and vote in the Annual Meeting has been set for 5:00 p.m. Eastern Time on October 11, 2023.

Attending the Meeting: All shareholders are invited to participate in the Annual Meeting. The electronic system for remote participation will be available for access from 3:30 p.m. Eastern Time (4:30 p.m. Atlantic Time) on December 6, 2023 at www.virtualshareholdermeeting.com/IBEX2023AM. To attend the virtual meeting, shareholders of record will need to enter the 16-digit control number included on your proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of, and how to participate in, the Annual Meeting.

Voting: We encourage you to vote as promptly as possible by telephone, through the internet or by mailing your completed and signed proxy card. Please follow the directions on your proxy card. You may also vote during the meeting, once logged in, by using the “Vote Here!” button.

We are first mailing or making available this proxy statement for the Annual Meeting (the “Proxy Statement”), proxy card, and the Company’s 2023 Annual Report (collectively the "proxy materials") on or about October 30, 2023.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Companies Act, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 4:30 p.m. Eastern Time (5:30 p.m. Atlantic Time) on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.ibex.co/.

By Order of the Board of Directors,
Christy O’Connor
Chief Legal Officer and Assistant Secretary
Washington, D.C.
October 30, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 6, 2023

The Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

Forward-Looking Statements and Website References
    This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023. Forward-looking statements in this document may also refer to our corporate responsibility initiatives, including environmental and human capital management matters. The inclusion of such statements is not an indication that they are necessarily material to investors or required to be disclosed in our filings with the Securities and Exchange Commission ("SEC"). Please note that these statements are not guarantees of future performance, and we may adjust our goals or commitments to reflect changes in our plans or business. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

CORPORATE GOVERNANCE

We refer to IBEX Limited as the “Company,” “us,” “we,” or “our” in this Proxy Statement.

Board of Directors

Our Bye-laws provide that our Board of Directors (the “Board”) shall consist of no less than one and no more than ten directors, with such number to be determined at each annual general meeting. The size of our Board is currently set at eight directors. Our Board currently consists of the following directors:

Mohammed Khaishgi Daniella Ballou-Aares Fiona Beck Robert Dechant	John Jones Shuja Keen Gerard Kleisterlee John Leone

Our directors generally hold office for such terms as our shareholders may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Mses. Ballou-Aares and Beck and Messrs. Dechant, Jones, and Kleisterlee have been appointed to our Board by The Resource Group International Limited (“TRGI”) pursuant to our Bye-laws and as described further below. These directors are not required to be re-elected at each annual general meeting of the Company, but shall continue in office until removed by TRGI, as the appointing shareholder.

Status as a Controlled Company

Nasdaq listing rules define a controlled company as a company of which more than 50% of the voting power for the election of the directors is held by an individual, group, or another company. Our Bye-laws provide that any shareholder holding 50% or more of the nominal value of our voting shares will have the right to appoint five directors to our Board. If there is no such 50% holder, then any shareholder holding 25% or more of the nominal value of our voting shares (first in time as compared to any other 25% shareholder) will have the right to appoint five directors to our Board. TRGI, our largest shareholder, beneficially owns approximately 30% of our outstanding common shares as of October 1, 2023. As the first-in-time shareholder of 25% or more of the nominal value of our voting shares, TRGI has the right to appoint five of the directors on our Board. We therefore qualify as a “controlled company.”

As a result, we are able to take advantage of certain exemptions from the Nasdaq listing rules for as long as we continue to qualify as a “controlled company.” Specifically, a controlled company is not required to have the following, among others: (i) a board of directors comprised of a majority of independent directors; (ii) executive officer compensation determined by a majority of independent directors or a compensation committee comprised of only independent directors; or (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. We currently rely on these exemptions. Accordingly, the Company’s shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. If at any time we cease to be a controlled company and we are still listed on the Nasdaq exchange, we will take the appropriate actions to comply with applicable SEC rules and regulations and Nasdaq listing rules, including appointing a majority of independent directors to our Board and creating a compensation committee and a nominating and corporate governance committee composed entirely of independent directors, subject to permitted “phase-in” periods.

Director Independence

Our Board has undertaken a review of the independence of the directors in light of the Nasdaq listing standards and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our Board determined that Mses. Ballou-Aares and Beck and Messrs. Leone and Kleisterlee, representing four of our eight directors, are “independent directors” under the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director and the transactions involving them. In particular, the Board reviewed and considered Mr. Leone's service on the investment committee of PineBridge GEM II G.P., L.P. ("GEM II GP"), which is the 100% owner of the sole general partner of PineBridge Global Emerging Markets Partners II, L.P., one of our greater than 10% shareholders. Mr. Leone is also the managing partner and founder of ForeVest Capital Partners, an investment firm ("ForeVest") that is a sub-advisor to certain private equity funds sponsored by PineBridge Investments LLC.

In addition, the Board determined that each member of the Audit Committee satisfies the applicable independence requirements under the SEC rules and the Nasdaq for such members.

Board Leadership Structure

The Board does not have a policy on whether the role of Chairman and Chief Executive Officer (“CEO”) should be separate or combined. Mohammed Khaishgi has served as the Chairman of the Board since September 2017 and previously served as our CEO. Based on his experience and involvement with the Company since its inception, the Board has determined that Mr. Khaishgi should serve as Chairman, and Mr. Dechant should serve as CEO, as this structure enables our Chairperson to maintain responsibility for coordinating board activities, including the scheduling of meetings and executive sessions of the non-employee directors and managing the relevant agenda items in each case (in consultation with the CEO as appropriate), and our CEO to focus on leading and managing the Company. If the Board determines that it is preferable to combine the position of Chairperson and CEO, the Board intends to designate an independent director to serve as lead independent director. Mr. Khaishgi currently serves as the chairman and CEO of TRGI.

Director Nominations

In accordance with its Charter, the Nominating and Governance Committee is responsible for developing and recommending to the Board criteria for selecting qualified director candidates, including desired board skills, experience, and attributes, which will inform the committee’s annual evaluation of the composition of the Board to assess the whether the mix of skills, experience, characteristics and other criteria are currently represented on the Board and those that may be needed in the future. The Board and the Nominating and Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. The Nominating and Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Governance Committee. Shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Proposals for the 2024 Annual Meeting” heading.

Board Diversity

    The following chart sets forth the board diversity information required by Nasdaq for all of our current directors:

Board Diversity Matrix (As of October 30, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	3		3
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		2
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	1
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	3

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and the Company's Bye-law 68, our audited financial statements for the fiscal year ended June 30, 2023 will be presented at the Annual Meeting. These financial statements have been approved by our Board. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

PROPOSAL ONE — SET NUMBER OF DIRECTORS

The current maximum number of directors was set at eight by the shareholders at the annual general meeting of shareholders held on March 21, 2023. Bye-law 37 requires the maximum number of directors to be set by the shareholders at each annual general meeting. Accordingly, the Board proposed to set the maximum number of directors as eight at the Annual Meeting until the next annual general meeting. As described elsewhere, five of the Board positions are appointed by TRGI and these directors are not required to be re-elected at each annual general meeting of the Company, but shall continue in office until removed by TRGI, as the appointing shareholder. The Board has nominated three directors for the remaining positions, as further described below in Proposal Two.

Our Board recommends a vote “FOR” the proposal to set the maximum number of directors as eight.

PROPOSAL TWO — ELECTION OF DIRECTORS

Based on the recommendation of the Nominating and Governance Committee, the Board nominated three directors for election at the Company’s Annual Meeting to hold office until the next annual general meeting of our shareholders or until their successors have been elected and qualified.

Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors last elected by shareholders at the annual general meeting of shareholders held on March 21, 2023. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Director Nominees

For each of the three director nominees standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes, or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

Shuja Keen	Age: 47	Other Public Company Boards: None	Director Since: March 2018
Committees	Compensation Nominating and Governance
Background
Mr. Keen joined TRGI, an investment holding company and our largest shareholder, in 2002 and currently serves as a Managing Director. His primary responsibility is to help the firm drive value by improving the operational effectiveness of TRGI’s portfolio companies, and leading fundraising, growth, and liquidity initiatives. Mr. Keen is a Founding Partner of Mentors Fund, a seed-stage venture fund focused on Artificial Intelligence and emerging technologies. Mr. Keen has also served as a Director at Ibex Global Solutions, Inc., a business process outsourcing provider and Company subsidiary, since 2009, a Director at TRG Marketing Solutions Limited, a brand development company and Company subsidiary, since 2009, and a Director at Alert Communications, LLC, a legal only call center, since 2009. Mr. Keen also served as a Director of Greentree Holdings Limited, a special purpose vehicle and subsidiary of TRGI, from 2021 to 2022.

Mr. Keen was selected to serve on our Board due to his executive leadership experience, global mindset and his deep understanding of capital markets.

Education	Mr. Keen graduated with a S.B. degree from the Sloan School of Management at the Massachusetts Institute of Technology with concentrations in finance, information technology, and operations research and a minor in economics.

Mohammed Khaishgi Chairman	Age: 56	Other Public Company Boards: TRG Pakistan Limited	Director Since: September 2017
Committees	Compensation (Chair) Nominating and Governance (Chair)
Background
Mr. Khaishgi is a founding partner, CEO, and director of TRGI, an investment holding company and our largest shareholder. Prior to being appointed CEO in 2021, Mr. Khaishgi served as TRGI’s Chief Operating Officer, having served in that position since TRGI’s inception in 2002. At TRGI, Mr. Khaishgi is responsible for overseeing TRGI’s day-to-day operations, including management and oversight of its portfolio of direct holdings. Mr. Khaishgi served as the Company’s CEO from September 2017 to June 2019. He also serves as a Director and COO of TRG Holdings, LLC, an investment holding company and wholly-owned indirect subsidiary of TRGI, since 2004, a Director of BPO Solutions, Inc., a outsourcing company and wholly-owned indirect subsidiary of TRGI, since 2010, and a Director of Bluecourt Management LLC, an investment company and a partnership among TRGI and TRGI management, since 2019. Prior to joining TRGI, Mr. Khaishgi was a Senior Director at Align Technology from 2000 to 2002, where he managed Align’s offshore delivery center and back-office services operations. From 1995 to 2000, Mr. Khaishgi was a Senior Investment Officer at the World Bank’s International Finance Corporation (the “IFC”) where he was responsible for the IFC’s portfolio of investments in the Asian telecommunications and technology sectors. Mr. Khaishgi also serves on the board of directors of Afiniti Ltd.

Mr. Khaishgi was selected to serve on our Board due to his executive leadership experience, global operations experience, and deep understanding of the industry, our business and our history.

Education	Mr. Khaishgi received his undergraduate degree in electrical engineering from the University of Engineering and Technology in Lahore, Pakistan, an additional B.A. degree in philosophy, politics and economics from the University of Oxford where he was a Rhodes Scholar, and a M.B.A. degree from Harvard Business School.

John Leone	Age: 50	Other Public Company Boards: TRG Pakistan Limited Ulusal Faktoring AS	Director Since: March 2018
Committees	Audit (Chair)
Background
Mr. Leone founded ForeVest Capital Partners, an investment firm, in 2016 and has since served as a Managing Partner. He has also served as Managing Partner of Fairview Capital Group, an independent advisor on GP-led secondary solutions, since 2019. Prior to founding ForeVest Capital Partners, Mr. Leone served at PineBridge Investments and its predecessor, AIG Investments, from 2004 to September 2016. Mr. Leone is also a director at TRGI.

Mr. Leone was selected to serve on our Board due to his executive management experience, financial and legal expertise and qualifications as an audit committee financial expert.

Education	Mr. Leone holds a J.D. from The George Washington University School of Law and a B.A. from Binghamton University.

Our Board recommends a vote “FOR” the election of each nominee.

Directors Not Standing for Election

For each of the five current directors not standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes, or skills that qualify them to serve as our directors, based on their appointment to our Board by TRGI, and, as applicable, the Board committees on which they serve.

Daniella Ballou-Aares	Age: 48	Other Public Company Boards: None	Director Since: March 2018
Committees	Audit
Background
Ms. Ballou-Aares has served as CEO of the Leadership Now Project, a membership organization of business and thought leaders committed to renewing democracy, since 2019. She spent more than a decade (from 2003 to 2012 and 2017 to 2019), as a partner at Dalberg Advisors, a global strategic advisory firm that combines the best of private sector strategy skills, rigorous analytical capabilities and networks in emerging and frontier markets to fuel inclusive growth. She joined Dalberg’s founding team in 2004 and served in a variety of capacities within the firm, including as the first Regional Director for the Americas. Ms. Ballou-Aares served in the Obama administration from 2012 to 2017 as the Senior Advisor for Development to the U.S. Secretary of State, leading efforts to boost private investment in newly emerging markets. Before Dalberg, she was a management consultant at Bain & Company in the U.S., U.K. and South Africa.

Education	Ms. Ballou-Aares holds an M.B.A. from Harvard Business School, an M.P.A. from Harvard’s Kennedy School of Government and a B.S. in operations research and industrial engineering from Cornell University.

Fiona Beck	Age: 58	Other Public Company Boards: •Ocean Wilsons Holding Ltd. •Oakley Capital Investments Ltd. •Atlas Arteria International Ltd.	Director Since: July 2020
Committees	None
Background
Ms. Beck has held senior executive and director positions in large infrastructure companies focused on the telecommunications and technology sectors, including as the President and CEO of Southern Cross Cable Limited, a submarine fiberoptic cable company, for 13 years (from 2001 to 2014). In addition to her public company directorships, she also served as a director of the Bermuda Business Development Agency for a six-year term from 2017 to 2023, focusing on the technology and financial technology sectors. Ms. Beck previously served as a director of Twilio IP Holding Ltd (a subsidiary of Twilio Inc., NYSE: TWLO), a cloud-based communications platform, until February 2021. Ms. Beck is a chartered accountant.

Education	Ms. Beck holds a Bachelor of Management (Hons.) degree in finance and accounting from University of Waikato, New Zealand.

Robert Dechant CEO	Age: 61	Other Public Company Boards: None	Director Since: January 2021
Committees	None
Background
Mr. Dechant has served as our CEO since July 2019. From September 2017 to July 2019, Mr. Dechant served as CEO of IBEX Interactive, which included all operations of Ibex, including Ibex Global Solutions, Ibex Digital and Ibex CX. From 2015 until 2017, Mr. Dechant served as CEO of Ibex Global Solutions. From 2012 until 2015, Mr. Dechant served as the Chief Sales, Marketing and Client Services Officer at Qualfon, Inc., a global provider of call center, back office, and business process outsourcing services. Prior to that, Mr. Dechant was the Chief Marketing and Operations Officer at Stream Global Services, a large multinational business process outsourcing provider which merged with Convergys in 2014.

Education	Mr. Dechant holds a B.S. degree from Fairfield University.

John Jones	Age: 68	Other Public Company Boards: None	Director Since: March 2018
Committees	Compensation
Background
Mr. Jones has served as a consultant to TRG Holdings, LLC, a wholly-owned indirect subsidiary of TRGI since 2017. He previously served Expert Global Solutions, Inc. as Chief Client Officer from 2015 until 2016 and Chief Operating Officer from 2011 until 2016, when the company was sold to Alorica. Prior to joining Expert Global Solutions, Inc. in 2011, Mr. Jones served JPMorgan Chase for 25 years in various leadership roles, including more than 10 years as the Director of Offshoring and Outsourcing.

Education	Mr. Jones holds a B.S. degree in business management from the University of Phoenix.

Gerard Kleisterlee	Age: 77	Other Public Company Boards: None	Director Since: January 2021
Committees	Audit
Background
Mr. Kleisterlee has served as a non-executive director for Envision-AESC, a privately owned Japanese EV battery manufacturer, since March 2023. He previously served as the Chairman of the Dutch multinational company, ASML, one of the world's leading manufacturers of chip-making equipment, from 2015 through April 2023. He was also Chairman of Vodafone Group plc from 2011 through 2020 and a Non-Executive Director and Vice Chairman of Royal Dutch Shell plc from 2010 through 2020. He was a member of the supervisory board of Daimler AG from 2009 until 2014, and a member of the board of directors of Dell Inc. from 2010 through 2013. Mr. Kleisterlee was also President and CEO of Royal Philips Electronics from 2001 to 2011. During his ten years as at Royal Philips Electronics, Mr. Kleisterlee was a member and Vice Chairman of the European Round Table of Industrialists and Chairman of the supervisory board of the Eindhoven Technical University, and he served in two successive Dutch Innovation Councils chaired by the prime minister. In 2006, he was named European Businessman of the Year by Fortune Magazine.

Education	Mr. Kleisterlee has an Engineering (MSc) degree from Eindhoven Technical University and an honorary doctorate from Leuven Catholic University.

Board Meetings

During the fiscal year ended June 30, 2023, the Board held 9 regular and special meetings.

Board Committee Meetings

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended June 30, 2023:

●	the Audit Committee held 4 meetings;
●	the Compensation Committee held no meetings; and
●	the Nominating and Governance Committee held no meetings.

The Compensation Committee and the Nominating and Governance Committee each reviewed and approved relevant resolutions during the fiscal year via unanimous written resolutions.

Director Attendance

Each of our directors attended or participated in at least 75% of the meetings of our Board and the respective committees of which he or she is a member held during the period such director was a director during the fiscal year ended June 30, 2023.

The Company does not have a policy regarding director attendance at the annual general meeting of shareholders, though such attendance is encouraged. Five directors attended the annual general meeting of shareholders held on March 21, 2023.

Board Committees

Audit Committee

Our Audit Committee consists of Ms. Ballou-Aares and Messrs. Leone and Kleisterlee. Mr. Leone is the chair of the Audit Committee. Each member satisfies the independence requirements of the Nasdaq listing standards, and our Board has determined that Mr. Leone qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The Audit Committee is responsible for, among other things:

•making recommendations to our Board regarding the appointment by the shareholders at the general meeting of shareholders of our independent auditors;
•overseeing the work of the independent auditors, including resolving disagreements between management and the independent auditors relating to financial reporting;
•pre-approving all audit and non-audit services permitted to be performed by the independent auditors;
•reviewing the independence and quality control procedures of the independent auditors;
•discussing material off-balance sheet transactions, arrangements and obligations with management and the independent auditors;
•reviewing and approving proposed related-party transactions;
•discussing the annual audited consolidated and statutory financial statements with management;
•annually reviewing and reassessing the adequacy of our Audit Committee charter;
•meeting separately with the independent auditors to discuss critical accounting policies, recommendations on internal control, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and
•attending to such other matters as are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of Messrs. Khaishgi, Jones and Keen. Mr. Khaishgi is the chair of the Compensation Committee. The Compensation Committee assists the Board in reviewing and approving or recommending our compensation structure. The Company's CEO may not be present at any committee meeting while his compensation is deliberated. The Compensation Committee is responsible for, among other things:

•reviewing and approving the compensation, including equity compensation, change-of-control benefits and severance arrangements, of our CEO, chief financial officer and such other members of our management as it deems appropriate;
•overseeing the evaluation of our management;
•reviewing periodically and making recommendations to our Board with respect to any incentive compensation and equity plans, programs or similar arrangements; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

The Compensation Committee may delegate any or all of its responsibilities to one or more subcommittees comprised of one or more of its members.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Messrs. Keen and Khaishgi. Mr. Khaishgi is the chair of the Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nominating and Governance Committee is responsible for, among other things:

•recommending to the Board persons to be nominated for election or re-election to the Board at any meeting of the shareholders;
•determining the compensation of directors; and
•overseeing the Board’s annual review of its own performance and the performance of its committees.

Risk Oversight

Our Board is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing the Company. The Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The Audit Committee is responsible for discussing guidelines and policies to govern the process by which risk assessment and management is undertaken and handled, and to discuss with management major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews any whistleblower complaints received on a monthly basis, with follow-up and reporting to the full Board as appropriate. The Compensation Committee is responsible for monitoring and assessing risks associated with the Company's compensation policies and consulting with management regarding such risks. Our Board committees are responsible for considering and addressing relevant risks as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Prohibition of Hedging and Pledging

Our Insider Trading Policy prohibits employees (including officers) and directors from engaging in certain transactions related to our securities. In particular, we prohibit hedging and pledging transactions in our securities, including hedging or monetization transactions, such as zero-cost collars and forward sale contracts; holding our securities in a margin account; pledging our securities as collateral for a loan; and puts, calls, or other derivative securities involving our securities, on an exchange or in any other organized market.

Communications with Directors

    Shareholders may contact the Board by mailing correspondence “c/o Christy O’Connor” to the Company’s offices at 202 6th Street, Unit 401, Castle Rock, CO 80104. Correspondence will be forwarded to the respective director, except that the Assistant Secretary reserves the right not to forward solicitations or any offensive or otherwise inappropriate materials.

Governance Documents

The Audit Committee, Compensation Committee, and Nominating and Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to investors.ibex.co and select “Corporate Governance” from the drop-down menu. Requests for a printed copy should be addressed to Christy O’Connor, IBEX Limited, 202 6th Street, Unit 401, Castle Rock, CO 80104.

Director Compensation

The Board has approved the non-employee director compensation program described below.

Cash Compensation. Each of the non-employee directors is eligible to receive a $75,000 annual cash retainer for their Board and committee service. The cash retainers are payable quarterly in arrears. In addition, the Company will reimburse non-employee directors for reasonable travel expenses incurred by them in connection with attendance at Board and committee meetings, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Equity Compensation. Non-employee directors do not receive an annual equity grant as a component of their regular compensation package for director services. On December 8, 2020, the Board approved awards of restricted shares of Ibex common stock to Fiona Beck and Gerard Kleisterlee, each of whom had recently joined the Board. These restricted share awards were subject to vesting over two years, subject to continued service with Ibex. These grants were discretionary, and Ibex does not maintain a formal policy providing for initial equity grants to newly appointed Board members.

Indemnification Agreements. We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Bermuda law.

2023 Non-Employee Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mohammed Khaishgi (3)	75,000	–	–	75,000
Daniella Ballou-Aares	93,750	–	–	93,750
Fiona Beck	93,750	–	–	93,750
John Jones	93,750	–	–	93,750
John Leone	93,750	–	–	93,750
Shuja Keen (3)	75,000	–	–	75,000
Gerald Kleisterlee	93,750	–	–	93,750
1.Robert Dechant is also a member of Ibex’s Board of Directors but does not receive any additional compensation for his Board service, and accordingly, he is not included in this table.
2.A late payment in respect of the fiscal 2022 annual retainer was made to each of the non-employee directors, other than Messrs. Khaishgi and Keen, in December 2022.
3.The director fees for Messrs. Khaishgi and Keen are paid by the Company to TRGI in accordance with the terms of their respective director agreements.

PROPOSAL THREE — APPOINTMENT OF THE COMPANY'S AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE TO FIX REMUNERATION OF AUDITOR AND INDEPENDENT PUBLIC ACCOUNTING FIRM

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm and to authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of such firm. At the Annual Meeting, shareholders will be asked to appoint Deloitte & Touche LLP (“Deloitte”) as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ended June 30, 2024.

Deloitte has served as the Company’s auditor and independent registered public accounting firm since October 28, 2021. Representatives of Deloitte are not expected to be physically present at the Annual Meeting. However, they will be available online during the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of Deloitte as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ending June 30, 2024. In the event that shareholders do not re-appoint Deloitte at the Annual Meeting, Deloitte shall hold office until a successor is appointed in accordance with Bermuda law and the Bye-laws.

Audit Fees and Services

The following is a summary of fees paid or to be paid to Deloitte for services rendered over the prior two fiscal years.

	For the year ended June 30, 2023	For the year ended June 30, 2022
Audit Fees(1)	$1,272,001	$992,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,272,001	$992,000
(1) Audit fees are the aggregate fees bills or expected to be billed for each of fiscal 2023 and 2022 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of quarterly financial statements for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval policy, under which the Audit Committee annually reviews and pre-approves the services that are expected to be provided by the outside auditor. Any engagement to provide audit or non-audit services that has not been pre-approved through that process must be specifically pre-approved by the Audit Committee if it is to be provided by the outside auditor. All of the services provided by Deloitte to us since their appointment were pre-approved by the Audit Committee.

Our Board recommends a vote “FOR” the resolution to authorize the appointment of Deloitte as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee to set the remuneration of Deloitte for the fiscal year ended June 30, 2024.

Prior Independent Registered Public Accounting Firm

As previously disclosed in our Form 6-K filed on October 29, 2021, on October 28, 2021, BDO LLP ("BDO") resigned, at the request of the Company, as the Company's independent registered public accounting firm. On October 28, 2021, the Company appointed Deloitte as the Company's independent registered public accounting firm.

During the fiscal years ended June 30, 2021 and 2020 and in the subsequent interim period through October 28, 2021, there were (i) no "disagreements" (as described under Item 16F(a)(1)(iv) of Form 20-F) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of such disagreements in its reports on the financial statements for such years, and (ii) no "reportable events" (as defined under Item 16F(1)(v) of Form 20-F).

BDO's audit report on the Company's consolidated financial statements as of June 30, 2021 and 2020 and for each of the fiscal years ended June 30, 2021, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During each of the fiscal years ended June 30, 2021 and 2020 and in the subsequent interim period through October 28, 2021, neither the Company nor anyone on behalf of the Company has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues, (ii) any matter that was the subject of disagreement, or (iii) any reportable events.

Audit Committee Report*

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors
John Leone (Chair)
Daniella Ballou-Aares
Gerard Kleisterlee

* The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies pursuant to the JOBS Act, which requires compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of June 30, 2023. We refer to these individuals as “named executive officers” or “NEOs.” For fiscal 2023, our named executive officers and the positions each held as of June 30, 2023 were:

1.Robert Dechant, our Chief Executive Officer;
2.David Afdahl, our Chief Operating Officer; and
3.Julie Casteel, our Chief Marketing Officer and Chief Strategic Accounts Officer.

2023 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended June 30, 2022 and June 30, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert Dechant	2023	600,000	–	–	398,876	16,570	1,015,446
Chief Executive Officer	2022	562,500	–	2,028,195	484,533	12,500	3,087,728

David Afdahl	2023	400,000	–	–	356,605	11,818	768,423
Chief Operating Officer	2022	387,501	–	1,786,046	263,746	8,249	2,445,542

Julie Casteel	2023	350,000	100	–	311,585	–	661,685
Chief Marketing Officer and Chief Strategic Accounts Officer	2022	337,500	–	1,581,211	389,983	–	2,308,694

1.Amounts reflect the base salary in effect for and actually paid to the NEOs in the years shown.
2.Ms. Casteel received a $100 bonus in respect of her twelve-year employment anniversary.
3.Amounts reflect the aggregate grant date fair value of performance-based restricted stock unit awards granted to the NEOs in the years shown, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the date of grant. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests.
4.Amounts reflect annual cash bonuses earned by the NEOs for the years shown, plus for Ms. Casteel only, sales commissions earned during a portion of fiscal year 2022. Beginning in October 2021, Ms. Casteel was no longer commission-eligible and participated only in the Company’s annual bonus plan. Under the annual bonus plan, the NEOs were each eligible to receive bonuses determined as a percentage of their respective base salaries based on the achievement of pre-established financial and operational metrics.
5.Amounts reflect, for Messrs. Dechant and Afdahl, company contributions to their respective accounts under the Company’s 401(k) plan.

Elements of the Company’s Executive Compensation Program

For the fiscal year ended June 30, 2023, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because the Company believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to the Company's named executive officers.

Base Salary

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his or her employment agreement, and the base salaries of the Company's executives are reviewed and, if appropriate, adjusted on an annual basis.

The actual base salary paid to each named executive officer for fiscal 2023 is set forth above in the Summary Compensation Table in the column entitled “Salary.”

2023 Bonuses

The Company maintains a cash-based incentive compensation program in which certain of its employees, including its named executive officers, are eligible to receive bonuses based on business and performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by the Compensation Committee that are tied to pre-defined business and personal goals and objectives.

In our fiscal year 2023, Mr. Dechant, Mr. Afdahl and Ms. Casteel were eligible to earn annual cash bonuses each targeted at 100% of their respective base salaries. Each named executive officer was eligible to earn his or her bonus based on the attainment of business goals and objectives set and approved by the Compensation Committee.

Equity Compensation

The Company maintains the 2020 Long-Term Incentive Plan, referred to as the 2020 Plan, and the 2018 Restricted Share Plan, referred to as the 2018 Plan, in order to facilitate the grant of equity incentives to directors, employees (including the named executive officers), consultants and other service providers of the Company and its affiliates to obtain and retain the services of these individuals, which is essential to its long-term success.

Pursuant to the 2020 Plan, (1) Mr. Dechant was granted awards of: (i) 50,000 options, granted on June 30, 2020 with an exercise price of 12.75/share, all of which were fully vested as of June 30, 2023, (ii) 45,027 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022, and (iii) 20,000 options, granted on December 14, 2020, subject to performance conditions that have not yet been achieved, (2) Mr. Afdahl was granted awards of: (i) 17,500 options, granted on June 30, 2020 with an exercise price of 12.75/share, all of which were fully vested as of June 30, 2023, and (ii) 10,819 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022; and (3) Ms. Casteel was granted awards of: (i) 10,000 options, granted on June 30, 2020 with an exercise price of 12.75/share, all of which were fully vested as of June 30, 2023, and (ii) 6,574 options, granted on August 7, 2020 with an exercise price of $19/share, all of which were fully vested as of August 31, 2022.

On December 28, 2018, the Company granted an award of restricted shares of the Company's common stock to Mr. Dechant under the 2018 Plan, which award commenced vesting in August 2020 following our initial public offering and following achievement of certain EBITDA and revenue goals for the Company in respect of the 2019 calendar year. 25% of the restricted shares cliff vested on the vesting commencement date, and the remainder vest in equal monthly installments over the next four years, subject to Mr. Dechant’s continued employment through each applicable vesting date. As of June 30, 2023, 1,900 restricted shares remained unvested. Mr. Dechant and Mr. Afdahl have also received other restricted stock awards under the 2018 Plan in years prior, all of which have since fully vested.

On April 20, 2022, the Company made grants of performance-based restricted stock units (“PSUs”) under the 2020 Plan to certain employees, including the named executive officers. Fifty percent (50%) of these PSUs will become eligible to vest upon the first such time that the Company achieves revenue in respect of any fiscal year of $600 million or greater (the “Revenue PSUs”). One-third of the Revenue PSUs vest immediately upon the revenue goal being met, and the remaining two-thirds vest in equal annual installments over the next two years, subject to continued employment or service with the Company. The other fifty percent (50%) of these PSUs will become eligible to vest upon the first such time that the Company achieves adjusted EBITDA in respect of any fiscal year of $100 million or greater (the “EBITDA PSUs”). One-third of the EBITDA PSUs vest immediately upon the adjusted EBITDA goal being met, and the remaining two-thirds vest in equal annual installments over the next two years, subject to continued employment or service with the Company.

Other Elements of Compensation

Retirement Plans

The Company maintains a 401(k) retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 100% of the first 3% of applicable employee contributions and 50% of the next 2% of such contributions. The Company does not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending and health savings accounts, short-term and long-term disability insurance and life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including the named executive officers.

Outstanding Equity Awards at 2023 Fiscal-Year End Table

The following table sets forth information regarding equity awards held by our named executive officers as of June 30, 2023.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Robert Dechant	06/30/2020(1)	50,000	0	12.75	06/30/2030
	08/07/2020(2)	45,027	0	19	08/07/2030
	12/14/2020(3)	0	20,000	19.75	12/14/2030
	12/28/2018(4)					1,900	40,337(6)
	04/20/2022(5)							124,582	2,644,876(6)
David Afdahl	06/30/2020(1)	17,500	0	12.75	06/30/2030
	08/07/2020(2)	10,819	0	19	08/07/2030
	04/20/2022(5)							109,708	2,329,100(6)

Julie Casteel	06/30/2020(1)	10,000	0	12.75	06/30/2030
	08/07/2020(2)	6,574	0	19	08/07/2030
	04/20/2022(5)							97,126	2,061,985(6)

1.These options became vested as to 25% of the options on the grant date with the remaining 75% vesting in equal monthly installments over the following three-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2023, these options are fully vested.
2.These options became vested as to 50% of the options on the grant date with the remaining 50% vesting in equal monthly installments over the following two-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2023, these options are fully vested.
3.These options will vest in full immediately following the first such time as the Company common shares, publicly traded on Nasdaq, maintain an average closing price of $30.00 over a thirty-day period.
4.This restricted stock award was granted on December 31, 2018 and vests as described in the narrative above.
5.This performance-based restricted stock unit award was granted on April 20, 2022 and vests as described in the narrative above.
6.Market value reflects the $21.23 closing price of the Company's stock on June 30, 2023.

Executive Compensation Arrangements

Employment Agreements

The Company has entered into employment agreements with each NEO (the “Employment Agreements”), the key terms of which are described below.

Dechant Employment Agreement

On April 2, 2015, we entered into an employment agreement with Mr. Dechant (the “Dechant Employment Agreement”), providing for his employment as Chief Executive Officer of the Company. The Dechant Employment Agreement provides that Mr. Dechant is entitled to an annual base salary, which for fiscal year 2023 was $600,000, and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Board.

Pursuant to the Dechant Employment Agreement, upon the termination of Mr. Dechant’s employment by the Company without “Cause” or by Mr. Dechant for “Good Reason”, Mr. Dechant will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation, and (ii) for the same period of time, continued participation by Mr. Dechant and his dependents in the Company’s health and welfare benefit plans at active employee rates.

“Cause” is defined in the Dechant Employment Agreement generally as Mr. Dechant’s (i) material breach of the Dechant Employment Agreement or material violation of the Company’s policies or any law or regulation pertinent to our business or reputation, (ii) failure to promptly follow any lawful directive of the Board (to the extent such failure is not cured within three days following Mr. Dechant’s receipt of written notice thereof), (iii) engagement in any intentional misconduct or negligence in the performance of his duties, (iv) falsification of any reports or communications issued to any member of the Board or an employee, officer, agent, or director of the Company, or any act of willful dishonesty, fraud, blackmail, or extortion as determined by the Board in its reasonable discretion, (v) commission of any act in competition with or materially detrimental to the best interests of the Company, or (vi) conviction or, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. “Good Reason” is defined in the Dechant Employment Agreement generally as (i) any material diminution in Mr. Dechant’s base salary, other than as a result of a similar percentage reduction in the base salary of other members of the Company’s senior management team, or (ii) the Company removing Mr. Dechant from the office of Chief Executive Officer; provided, that Mr. Dechant’s resignation will not be deemed to constitute “Good Reason” unless (x) Mr. Dechant provides the Company written notice of the purported Good Reason within 30 days after the initial evidence of such event or circumstance, (y) such event or circumstance is not corrected within 30 days following our receipt of such notice, and (z) Mr. Dechant’s resignation becomes effective not more than 180 days following the date of such notice.

In addition, pursuant to the Dechant Employment Agreement, Mr. Dechant is subject to (i) a non-competition restriction for a period of 15 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 24 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Afdahl Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Mr. Afdahl (the “Afdahl Employment Agreement”), providing for his employment as Chief Operations Officer of the Company. The Afdahl Employment

Agreement provides that Mr. Afdahl is entitled to an annual base salary, which for fiscal year 2023 was $400,000, and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by Ibex’s board of directors.

Pursuant to the Afdahl Employment Agreement, upon the termination of Mr. Afdahl’s employment by the Company without “Cause” or by Mr. Afdahl for “Good Reason”, Mr. Afdahl will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Mr. Afdahl commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Mr. Afdahl and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Afdahl Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant Employment Agreement.

In addition, pursuant to the Afdahl Employment Agreement, Mr. Afdahl is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Casteel Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Ms. Casteel (the “Casteel Employment Agreement”), providing for her employment as Chief Strategic Accounts and Marketing Officer of the Company. The Casteel Employment Agreement provides that Ms. Casteel is entitled to an annual base salary, which for fiscal year 2023 was $350,000.

Pursuant to the Casteel Employment Agreement, upon the termination of Ms. Casteel’s employment by the Company without “Cause” or by Ms. Casteel for “Good Reason”, Ms. Casteel will be entitled, in addition to any accrued amounts and subject to her execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve months’ salary continuation (unless, during such period, Ms. Casteel commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, her severance payments will be reduced to an amount equal to 70% of such new compensation), and (ii) for the same period of time, continued participation by Ms. Casteel and her dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Casteel Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant and Afdahl Employment Agreements.

In addition, pursuant to the Casteel Employment Agreement, Ms. Casteel is subject to (i) a non-competition restriction for a period of 12 months following her termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following her termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on her disclosure of the Company’s confidential information.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of June 30, 2023:

Plan	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	1,486,780	(2)	$17.86	342,504
Equity compensation plans not approved by shareholders	—		$—	—
Total	1,486,780		$17.86	342,504

(1) Refers to the 2020 Plan and the 2018 Plan.
(2) This number reflects the stock options, time- and performance-vesting restricted stock units, restricted share awards granted under the 2020 Plan and the 2018 Plan.

Compensation Consultant for Fiscal Year 2024

On September 18, 2023, the Company's Compensation Committee entered into a services agreement with Exequity LLP to provide executive compensation advisory services for fiscal year 2024. Exequity will provide the Compensation Committee with ongoing general advisory services, which may include, but are not limited to, assistance with the Compensation Committee's review of executive pay proposals and program designs, provide assistance to management with preparation of executive pay proposals, various data analyses including competitive assessments of executive compensation, and support with respect to relevant legal and regulatory considerations impacting executive compensation and benefit programs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policies and Procedures

We have written policies and procedures whereby our Audit Committee is responsible for reviewing and approving transactions between us or any of our subsidiaries and any related person (defined in the policy as to include any person who is or was (since the beginning of our last fiscal year) an executive officer, director or director nominee, a greater than 5% beneficial owner of the Company's common shares, an immediate family member of either of the foregoing or a firm, corporation or other entity at which a person described in the foregoing serves as an officer or director or which he/she is a partner or principal or similar position or has a 5% of greater beneficial ownership interest), in which the amount involved exceeds $120,000 and in which one more of such related persons has a direct or indirect material interest. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the related party's interest in the transaction, the significance of the transaction to the related party and to the Company, the nature of the related party's relationship with the Company and whether the transaction would likely impair the judgment of a director of officer to act in the best interest of the Company.

In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform us of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Related-Party Transactions

Since July 1, 2022, the Company has entered into or engaged in the following related party transactions.

Digital Globe Services, LLC Lease

Digital Globe Services, LLC entered into a lease on April 14, 2015 (as amended) with The Move, LLC for use of a commercial office space in Castle Rock, Colorado. Under the lease, which expires July 31, 2026, Digital Globe Services, LLC paid an annual rent of $287,659 for fiscal year 2023. Rent rates increase annually under the lease at the rate of 3%. Daeboo, LLC holds 22.88% of The Move, LLC, and Jeffrey Cox, the President of IBEX Digital, is a member of Daeboo, LLC.

Stockholder’s Agreement

We are party to a Stockholder’s Agreement with TRGI dated as of September 15, 2017. The agreement requires that we obtain TRGI’s prior written consent before we or our subsidiaries take or commit to take certain material actions, including, among others:

•acquisition of the stock or assets of an unaffiliated entity in a single transaction or a series of related transactions with an enterprise value greater than $2.0 million;
•consolidation, merger, amalgamation or other business combination with any entity other than us or a wholly-owned subsidiary of ours, or a “Change in Control” (as defined in our debt instruments);
•disposition or transfer, in a single transaction or a series of related transactions, to another party of our or any of our subsidiaries’ assets with a value greater than $2.0 million in the aggregate or for consideration greater than $2.0 million, other than in the ordinary course of business;
•entry into any corporate strategic relationship involving the payment, contribution or assignment by us or any of our subsidiaries of money or assets greater than $1.0 million;
•creation of any new class of equity securities, issuance of additional shares of any class of equity securities, or any offering of securities (except for awards under shareholder-approved equity plans and issuances to our parent company or any of its subsidiaries);
•incurrence, assumption or guarantee of indebtedness by us to any third party;
•incurrence, assumption or guarantee of incremental indebtedness (as measured from indebtedness existing on September 15, 2017) by us, in a single transaction or a series of related transactions, in an amount greater than $5.0 million;
•repurchase of our equity securities or adoption of any share repurchase plan;
•capital expenditures in an aggregate amount greater than $10.0 million in any fiscal year;
•listing of any securities on any securities exchange;

•appointment and / or removal of independent auditors or any material change in our accounting policies and principles or internal control procedures;
•bankruptcy, liquidation, dissolution, winding up or similar event or action;
•any change of our principal lines of business, entry into new lines of business, or exit from the current lines of business;
•amendment, modification or repeal of any provision of our or our subsidiaries’ organizational documents; and
•commencement or settlement of any material litigation.

The Stockholder’s Agreement further provides that, to the fullest extent permitted by law and subject to section 97 of the Companies Act and our Bye-laws:

•TRGI and its partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may directly or indirectly engage in the same or similar business activities or lines of business as us or any of our subsidiaries, including those lines of business deemed to be competing with us or any of our subsidiaries;
•TRGI, its affiliates and their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may do business with any of our potential or actual customers or suppliers;
•TRGI, its affiliates and their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives may employ or otherwise engage any of our officers or employees; and
•none of TRGI, its affiliates or their respective partners, principals, directors, officers, members, managers, agents, employees and / or other representatives shall have any duty to communicate or offer any business opportunity that may be presented to TRGI or those other persons to us or shall be liable to us or any of our shareholders for breach of any fiduciary or other duty by reason of the fact that TRGI or such persons pursues that business opportunity, directs that business opportunity to another person or fails to present that business opportunity, or information regarding that business opportunity to us unless, in the case of any such person who is a director or officer of ours, that business opportunity is expressly offered to that director or officer in writing solely in his or her capacity as our director or officer.

In addition, the Stockholder’s Agreement allows TRGI to disclose non-public information concerning us to existing and potential investors in TRGI or its affiliates, potential transferees of TRGI’s equity interest in our then-parent company, potential participants in future transactions involving TRGI or its affiliates and other parties that TRGI deems reasonably necessary in connection with the conduct of its TRGI’s investment and business activities, subject to any such recipient agreeing to keep that information confidential. The Stockholder’s Agreement remains in effect until TRGI ceases to own 10% or more of all shares issued by us (determined on an as-converted basis).

Registration Rights Agreements

On September 15, 2017, we entered into a registration rights agreement whereby we granted certain registration rights to TRGI, including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act, our common shares held by them. In addition, we have committed to file as promptly as possible after receiving a request from TRGI a shelf registration statement registering secondary sales of our common shares held by TRGI. TRGI also has the ability to exercise certain piggyback registration rights in respect of common shares held by it in connection with registered offerings requested by other holders of registration rights or initiated by us.

On December 19, 2021, TRGI entered into a Repurchase Letter Agreement and an Assignment of Rights under the Registration Agreement with PineBridge Global Emerging Markets Partners II, L.P., and certain other parties, whereby TRGI transferred Company shares and assigned certain of their registration rights associated with such shares as detailed in the Schedule 13D and its exhibits filed with the SEC on December 20, 2021.

Licensing and Sublicensing Agreements

Software Services Agreement with Afiniti

Pursuant to a Standard Terms and Conditions Agreement and Commercial Schedule, each dated November 14, 2017, between our subsidiary Ibex Global Solutions, Inc. f/k/a TRG Customer Solutions, Inc. dba IBEX Global Solutions and SATMAP Incorporated dba Afiniti, Inc., Afiniti Inc. may provide certain intelligent call routing services to IBEX Global Solutions in exchange for a fee equal to $1,800 per supported call center seat per year for up to 2,000 call center seats. Under these agreements, IBEX Global Solutions had a prepayment credit with Afiniti Inc. equal to $1.1 million as of June 30, 2023.

Sublease of Office Space

Pursuant to an agreement dated December 15, 2021, Ibex Global Solutions, Inc. and TRG Holdings LLC, a wholly-owned indirect subsidiary of TRGI, have agreed to sublease and share office space in Washington, D.C. leased by Ibex Global Solutions, Inc. The term of the sublease ends on October 31, 2024.  The lease amount payable by TRG Holdings LLC under this sublease is $12,203 per month, commencing on November 1, 2022, plus fifty percent (50%) of all operating expenses, real estate taxes and any additional charges as such are defined in the master lease.

Participation in Health and Welfare Plans

Our subsidiary Ibex Global Solutions, Inc. f/k/a TRG Customer Solutions, Inc. and TRG Holdings LLC are parties to a Third Party Services Agreement dated April 1, 2013 whereby employees of TRG Holdings LLC and its affiliates are permitted to participate in the health, dental, and life insurance plans offered by Ibex Global Solutions, Inc. to its employees. TRG Holdings LLC is obligated to indemnify Ibex Global Solutions, Inc. for any claims arising out of the participation in such plans by employees of TRG Holdings and its affiliates.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common shares as of October 1, 2023 by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 18,169,239 shares of Company common shares issued and outstanding as of October 1, 2023.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common shares beneficially owned by them.

Name	Number	Percent
Major Shareholders:
TRGI (1)	5,468,911	30.1%
PineBridge Global Emerging Markets Partners II, L.P. (2)	2,019,739	11.1%
Muhammad Ziaullah Khan Chishti (3)	1,438,160	7.9%
Stowers Institute for Medical Research (4)	983,760	5.4%

Executive officers and directors:
Mohammed Khaishgi (5)	514,938	2.8%
Robert Dechant (6)	301,513	1.7%
David Afdahl (7)	78,866	*
Julie Casteel (8)	42,922	*
Daniella Ballou-Aares (9)	15,060	*
John Jones (10)	23,753	*
Shuja Keen (11)	171,130	*
John Leone (2)	2,019,739	11.1%
Fiona Beck (12)	11,500	*
Gerard Kleisterlee (13)	26,137	*
All executive officers and directors as a group (sixteen persons)(14)	3,773,539	20.8%

*	Less than one percent.

(1) The Resource Group Pakistan Limited, a publicly traded Pakistan corporation listed on the Pakistan Stock Exchange (“TRGP”) is the largest shareholder of TRGI and, as a result of its relationship with TRGI, may be deemed to beneficially own the shares beneficially owned by TRGI. TRGP disclaims beneficial ownership of the shares beneficially owned by TRGI. As of June 30, 2023, TRGP beneficially owned 45% of TRGI’s outstanding voting securities (with an ability to vote up to 69% of TRGI’s outstanding voting securities with the consent of the CEO of TRGI, Mr. Khaishgi). TRGI has sole voting and sole dispositive control over its shares in the Company, however, TRGP holds the economic interest in those shares. The address for TRGI is Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda. The address for TRGP is 24th Floor, Sky Tower West Wing, Dolmen, HC-3, Block 4, Marine Drive, Clifton, Karachi - 75600, Pakistan.

(2) Based on information contained in a Form 3A filed with the SEC on July 13, 2023 and the Schedule 13D filed with the SEC on January 5, 2022, PineBridge Global Emerging Markets Partners II, L.P. reported shared voting power and shared dispositive power of 2,019,739 shares and sole voting and sole dispositive power over no shares. John Leone, Kevin Clowe, and Pierre Mellinger serve on a three-member investment committee (the “Investment Committee”) for PineBridge GEM II G.P., L.P. (“GEM II GP”) that manages GEM II GP’s investment activities. GEM II GP is the 100% owner of the sole general partner of PineBridge Global Emerging Markets Partners II, L.P. As a result, GEM II GP and Messrs. Leone, Clowe and Mellinger may be attributed beneficial ownership of the reported shares and each disclaims beneficial ownership of the reported shares except to the extent of its or his pecuniary interest therein. PineBridge Global Emerging Markets Partners II, L.P.’s address is 65 East 55th Street, New York, New York 10022 United States.

(3) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 28, 2023, Muhammad Ziaullah Khan Chishti reported sole voting power and sole dispositive power over 1,438,160 shares and shared voting and shared dispositive power over no shares. The total amount reported includes 24,486 shares held by Redcourt, LLC, as the reporting person is the sole member of Redcourt, LLC, and has sole voting and dispositive power over those shares. Muhammad Ziaullah Khan Chishti’s address is 105 Paseo Concepcion de Gilberto Gracia, Harbor Plaza 801, San Juan, PR 00901.

(4) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 8, 2023, American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“Stowers” and together, the “Stowers Group”) reported sole voting power over 964,600 shares, sole dispositive power over 983,760 shares, and shared voting and shared dispositive power over no shares. ACC is controlled by Stowers, and ACIM is a wholly-owned subsidiary of ACC. Stowers Group’s address is 4500 Main St., 9th Floor, Kansas City, MO 64111 United States.

(5) Mr. Khaishgi’s holdings include (a) 464,870 common shares and (b) 50,068 common shares underlying vested stock options.

(6) Mr. Dechant’s holdings include (a) 206,486 common shares and (b) 95,027 common shares underlying vested stock options.

(7) Mr. Afdahl’s holdings include (a) 50,547 common shares and (b) 28,319 common shares underlying vested stock options.

(8) Ms. Casteel’s holdings include (a) 26,348 common shares and (b) 16,574 common shares underlying vested stock options.

(9) Ms. Ballou-Aares’ holdings include (a) 12,994 common shares and (b) 2,066 common shares underlying vested stock options.

(10) Mr. Jones’ holdings include (a) 12,994 common shares and (b) 10,759 common shares underlying vested stock options.

(11) Mr. Keen’s holdings include (a) 10,020 common shares held directly and (b) 161,110 common shares hold by Adia Global LLC. Mr. Keen owns 100% of Adia Global LLC and is deemed to beneficially own its shares.

(12) Ms. Beck’s holdings include 11,500 common shares.

(13) Mr. Kleisterlee’s holdings include (a) 23,237 common shares and (b) 2,900 common shares underlying vested stock options.

(14) Total executive officer and director holdings include (a) 3,476,115 common shares and (b) 297,424 common shares underlying vested stock options.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held on December 6, 2023 at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time), or at any adjournments or postponements thereof.

     Where is the Annual Meeting being held?

        The Board has determined that the Annual Meeting should be held online this year via live audio webcast in order to permit shareholders from any location with access to the Internet to participate. This format also reduces the environmental impact of the Annual Meeting. The Company has endeavored to provide shareholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

    How can I participate in and vote at the Annual Meeting Online?

        Shareholders of record as of 5:00 p.m. Eastern Time on October 11, 2023, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, shareholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/IBEX2023AM, enter the 16-digit control number found on your proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) on December 6, 2023. Online check-in will begin at approximately 3:30 p.m. Eastern Time (4:30 p.m. Atlantic Time), and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before and during the Annual Meeting at the meeting website. We plan to answer as many questions as possible during the time permitted. A list of answers to appropriate investor questions received before and during the Annual Meeting will be available on the Investor Relations page of our website as soon as practicable after the Annual Meeting. More information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

What proposals will be addressed at the Annual Meeting?

Shareholders will be asked to consider the following proposals at the Annual Meeting:
Proposal 1 – To vote to set the number of directors of the Company at a maximum of eight directors;
Proposal 2 – To vote to elect the three nominees for director named in this proxy statement to hold office until the earlier of their next annual general meeting or their resignation or removal; and
Proposal 3 – To vote to approve the appointment of Deloitte as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte for the fiscal year ended June 30, 2024.
We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that shareholders vote “FOR” Proposals 1 and 3 and “FOR” each director nominee.

Who may vote at the Annual Meeting of Shareholders?

Shareholders who owned shares of the Company’s common shares, par value $0.000111650536 per share, as of 5:00 p.m. Eastern Time on October 11, 2023 are entitled to vote at the Annual Meeting. As of the record date, there were 18,093,219 shares of our common shares issued and outstanding.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum must be present or represented by proxy. Our Bye-laws provide that, subject to the rules of Nasdaq, the quorum required for a general meeting of shareholders is one or more shareholders present in person or by proxy and representing in excess of 25% of the total issued voting shares in the Company throughout the meeting. Nasdaq listing rules, however, will require the presence in person or by proxy of shareholders representing at least 33 1/3% of the outstanding shares of the Company’s common voting stock to constitute a quorum.

How many votes do I have?

Each share of common shares is entitled to one vote on each matter that comes before the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company. The Company’s transfer agent and registrar is Broadridge Corporate Issuer Solutions, Inc. ("Broadridge").

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are typically contained in a “voter instruction form.”

What is the proxy card?

    The proxy card enables you to appoint Robert Dechant, our Chief Executive Officer, and Christy O’Connor, our Chief Legal Officer and Assistant Secretary, as your representatives, at the Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Dechant and Ms. O’Connor to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

If I am a shareholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

    ●    By mail, by completing, signing, and dating your proxy card
    ●    Online at www.proxyvote.com
    ●    By telephone, at 1-800-690-6903

    During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/IBEX2023AM.

If I am a beneficial owner of shares held in street name, how do I vote?

        Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Annual Meeting. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a ‘broker non-vote’ for the matters on which the broker does not vote. Broker non-votes will be considered as present for quorum purposes, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on any of the other proposals.

What vote is required to elect directors?

Directors are elected by the affirmative votes of a majority of the votes cast at the Annual Meeting.

    Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

What vote is required to approve Proposals 1 and 3?

Approval of Proposal 1 and Proposal 3 requires the affirmative votes of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will not affect the outcome of the vote on these proposals.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Assistant Secretary at 202 6th Street, Unit 401, Castle Rock, CO 80104 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank, or other nominee.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees and “FOR” each of Proposals.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by Broadridge and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common shares, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

Submission of Shareholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at next year’s annual general meeting of shareholders (the “2024 Annual Meeting”), it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 no later than the close of business (5 p.m. Eastern Time) on July 2, 2024.

Non-Rule 14a-8 Proposals. For any proposal to be considered at the 2024 Annual Meeting or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance written notice to the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 by September 15, 2024, as required by SEC Rule 14a-4(c)(1).

Universal Proxy Nominations. To comply with the universal proxy rules, if a shareholder intends to solicit proxies in support of director nominees, then our Assistant Secretary must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to the Assistant Secretary at 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006 by October 7, 2024 (or, if the 2024 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company).

Bermuda Law Proposals. In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office in the manner provided by the Companies Act.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the proxy materials to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should contact Christy O’Connor at our offices by sending a written request to 202 6th Street, Unit 401, Castle Rock, CO 80104 or calling 202-702-4478, to inform us of his or her request; or if a bank, broker, or other nominee holds the shares, the shareholder should contact the bank, broker, or other nominee directly.
Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 2023, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Christy O’Connor, Assistant Secretary, IBEX Limited, 202 6th Street, Unit 401, Castle Rock, CO 80104.

APPENDIX A

Non-GAAP Measures

Non-GAAP Financial Measures

We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.

Adjusted net income and adjusted earnings per share

Adjusted net income is a non-GAAP profitability measure that represents net income before the effect of the following items: non-recurring expenses (including domestic filer conversion, severance, legal and settlement, Pandemic, and listing costs, as applicable), warrant contra revenue, foreign currency gain or loss, share-based compensation expense, and gain or loss on lease terminations, net of the tax impact of such adjustments. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

We use adjusted net income and adjusted earnings per share internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We believe that adjusted net income and adjusted earnings per share are meaningful indicators of performance as it reflects what we believe is closer to the actual results of our business performance by removing items that we believe are not reflective of our underlying business. We also believe that adjusted net income and adjusted earnings per share may be widely used by investors, securities analysts and other interested parties as a supplemental measure of performance.

Adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Because of these limitations, you should consider adjusted net income and adjusted earnings per share in conjunction with other U.S. GAAP financial performance measures, including net income from operations and net income, among others.

The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

	Year ended June 30,
($000s, except per share amounts)	2023	2022	2021
Net income	$31,582	$21,456	$13,089
Net income margin	6.0%	4.4%	3.0%

Non-recurring expenses	2,224	3,256	10,203
Warrant contra revenue	1,090	970	791
Foreign currency (gain) / loss	(801)	(57)	131
Share-based compensation expense	4,606	1,851	5,361
Gain on sale of subsidiaries	(246)	—	—
Loss / (gain) on lease terminations	251	—	(634)
Total adjustments	$7,124	$6,020	$15,852
Tax impact of adjustments(1)	(1,760)	(1,427)	(3,729)
Adjusted net income	$36,946	$26,049	$25,212
Adjusted net income margin	7.1%	5.3%	5.7%

Diluted earnings per share	$1.67	$1.15	$0.71
Per share impact of adjustments to net income	0.28	0.25	0.66
Adjusted earnings per share	$1.96	$1.39	$1.37

Weighted average diluted shares outstanding	18,893	18,724	18,359

(1) The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions

EBITDA, adjusted EBITDA, and adjusted EBITDA margin

EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, net, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: non-recurring expenses (including domestic filer conversion, severance, legal and settlement, Pandemic, and listing costs, as applicable), warrant contra revenue, foreign currency gain or loss, share-based compensation expense, gain on sale of subsidiaries, and gain or loss on lease terminations. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

We use EBITDA, adjusted EBITDA, and adjusted EBITDA margin internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We may use adjusted EBITDA as a vesting trigger in some performance-based restricted stock units. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin are meaningful indicators of the health of our business as they reflect our ability to generate cash that can be used to fund capital expenditures and growth. EBITDA, adjusted EBITDA and adjusted EBITDA margin also disregard non-cash or non-recurring charges that we believe are not reflective of our long-term performance. We also believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin may be widely used by investors, securities analysts, and other interested parties as a supplemental measure of performance.

EBITDA, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Some of these limitations are as follows:

•although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future. EBITDA, adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA, adjusted EBITDA and adjusted EBITDA margin are not intended to be a measure of free cash flow for our discretionary use, as they do not reflect: (i) changes in, or cash requirements for, our working capital needs; (ii) debt service requirements; (iii) tax payments that may represent a reduction in cash available to us; and (iv) other cash costs that may recur in the future;
•other companies, including companies in our industry, may calculate similarly titled measures differently, which reduces its usefulness as comparative measures.

Because of these and other limitations, you should consider EBITDA, adjusted EBITDA and adjusted EBITDA margin in conjunction with other U.S. GAAP financial performance measures, including cash flows from operating activities, investing activities and financing activities, net income, net income margin, and other financial results.

The following table provides a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDA margin for the years presented:

	Year ended June 30,
($000s)	2023	2022	2021
Net income	$31,582	$21,456	$13,089
Net income margin	6.0%	4.4%	3.0%

Interest expense, net	152	1,246	1,892
Income tax expense / (benefit)	8,744	(2,077)	2,064
Depreciation and amortization	18,985	18,100	14,118
EBITDA	$59,463	$38,725	$31,163
Non-recurring expenses	2,224	3,256	10,203
Warrant contra revenue	1,090	970	791
Foreign currency loss / (gain)	(801)	(57)	131
Share-based compensation expense	4,606	1,851	5,361
Gain on sale of subsidiaries	(246)	—	—
Loss / (gain) on lease terminations	251	—	(634)
Adjusted EBITDA	$66,587	$44,745	$47,015

Adjusted EBITDA margin	12.7%	9.1%	10.6%

Free cash flow

Free cash flow is a non-GAAP liquidity measure that represents net cash provided by operating activities less capital expenditures. While we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity position in the same manner as our management, our use of free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Further, other companies, including companies in our industry, may adjust their cash flows differently, which may reduce the value of free cash flow as a comparative measure. The following table reconciles net cash provided by operating activities to free cash flow, for the years presented:

	Year ended June 30,
($000s)	2023	2022	2021
Net cash provided by operating activities	$41,859	$40,006	$16,077
Less: capital expenditures	$18,952	$25,919	$20,823
Free cash flow	$22,907	$14,087	$(4,746)

Net cash

Net cash is a non-GAAP liquidity measure that represents cash and cash equivalents less total debt. We believe that net cash provides useful information to investors in understanding and evaluating our ability to pay off debt. Our use of net cash has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Further, other companies, including companies in our industry, may adjust their cash or debt differently, which may reduce the value of net cash as a comparative measure.

Net cash is calculated below:

($000s)	June 30, 2023	June 30, 2022
Cash and cash equivalents	$57,429	$48,831

Debt
Current	$413	$15,079
Non-current	600	661
Total debt	$1,013	$15,740
Net cash	$56,416	$33,091

IBEX LIMITED
CRAWFORD HOUSE, 50 CEDAR AVENUE
HAMILTON HM11
BERMUDA

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 5, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/IBEX2023AM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V24970-P99021

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**IBEX LIMITED**

| **The Board of Directors recommends you vote FOR the following proposals and nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1. To set the number of Directors at a maximum of eight (8). | ☐ | ☐ | ☐ |
| 2. The Election of Directors: | | | |
| 2a. Mohammed Khaishgi | ☐ | ☐ | ☐ |
| 2b. Shuja Keen | ☐ | ☐ | ☐ |
| 2c. John Leone | ☐ | ☐ | ☐ |
| 3. To approve the appointment of Deloitte & Touche LLP as the Company's auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year June 30, 2024. | ☐ | ☐ | ☐ |

**NOTE:** Such proxy to remain valid and effective at any adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

The meeting materials, including the Proxy Statement and the Ibex Limited Annual Report, are available at www.proxyvote.com.

V24971-P99021

**IBEX LIMITED**
**Fiscal Year 2023 Annual Meeting of Shareholders**
**December 6, 2023 4:00 PM EST**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Ms. Christy O'Connor and Mr. Robert Dechant, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Stock of IBEX LIMITED that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Fiscal Year 2023 Annual Meeting of Shareholders to be held at 4:00 PM EST on December 6, 2023, virtually at www.virtualshareholdermeeting.com/IBEX2023AM and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy upon any other matters that may properly come before the meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendation.**

**Continued and to be signed on reverse side**